Exhibit 10.2

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is dated as of September 1, 2015 by and between NanoFlex Power Corporation, a Florida corporation (the “Company”) and Mark Tobin (the “Executive.”)

WHEREAS, the Executive is presently the Company’s Chief Financial Officer and was appointed as such by the Company’s Board of Directors on June 19, 2015, and possesses the experience and knowledge required to serve in such capacity. The Company desires to enter into this Agreement with the Executive and the Executive desires to enter into this Agreement with the Company.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for a maximum period of four (4) years commencing on September 1, 2015 (the “Effective Date”) subject to renewal or termination at the Company’s discretion at each anniversary of Effective Date (the “Period End Dates” and each a “Period End Date”) as described herein. The Company shall have the option to renew the Agreement until the next Period End Date or terminate this Agreement and the Executive’s employment hereunder, at each Period End Date by giving the Executive ninety (90) days’ written notice, prior to each Period End Date, of the intent of such renewal or termination (the “Notice of Renewal” or “Notice of Termination,” respectively.) This Agreement and the Executive’s employment hereunder shall remain effective until the Company sends a Notice of Termination, the Company or the Executive terminate this Agreement and the Executive’s employment hereunder for any reason, or upon the expiration of the final Period End Date, and such period shall be referred to as the “Term.”

2.             Position and Responsibilities. During the Term of this Agreement, the Executive shall serve as the Chief Financial Officer of the Company. The Executive shall have the duties and functions that are generally associated with the position of Chief Financial Officer and will be responsible for such other duties as may from time to time be reasonably assigned to him by the Company’s Board of Directors (the “Board”) or Chief Executive Officer.

3.             Performance of Duties. During the Term of this Agreement, the Executive shall devote substantially all of his working time to the performance of his responsibilities and duties hereunder and shall comply with the policies of the Company with respect to conflict of interest and business ethics from time to time in effect. During the Term of this Agreement, the Executive shall not, without the prior written consent of the Board, render services, whether or not compensated, to any other person or entity as an employee, independent contractor or otherwise; provided, however, that, except as provided in Section 8 below, nothing contained herein shall restrict the Executive from: (i) rendering services to charitable organizations and from managing his personal investments in such manner as shall not interfere with the performance by the Executive of his duties hereunder; or (ii) serving on the board of directors of any other entity so long as (iii) such entity is not in a business which is competitive with that of the Company, (iv) such service does not interfere with the performance by the Executive of his duties hereunder and (v) the Executive receives the prior approval of the Board with respect to such service.

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4.             Compensation. As remuneration for all services to be rendered by the Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1             Base Salary. The Company shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $190,000 per annum (the “Base Salary”).

4.2             Warrants. In addition to the Base Salary provided for in Section 4.1, as compensation for services provided hereunder, the Executive shall also receive warrants, in the form substantially attached hereto as Exhibit A, to purchase 1,500,000 shares (the “Warrant Shares”) of the Company’s $.0001 par value per share common stock (the “Common Stock”) to vest as described in the warrant attached hereto as Exhibit A. The Warrant Shares are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act,”) pursuant to Regulation D and shall bear a “restricted legend.” In connection with his acquisition of the Warrant Shares, the Executive represents and warrants to the Company that (i) he will not sell or otherwise transfer the Warrant Shares during the period in which they are subject to forfeiture and without registration under the Securities Act or an exemption therefrom; (ii) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Warrant Shares and is able to bear such risks; and (iii) he is acquiring the Warrant Shares for the his own account, for investment purposes only and not with a view to distribute or resell such securities in whole or in part.

4.3             Conditions to Compensation. Compensation in the form of the Warrant Shares shall be conditioned upon the Executive providing the Company, at the Company’s request, with any completed and executed documentation and information as may be reasonably be required by the Company to issue the Warrant Shares under applicable laws and regulations, including a completed investor questionnaire attached hereto as Exhibit B.

4.4             Compensation Plans. The Executive shall be eligible to participate in such profit-sharing, 401K, stock option, bonus and performance award programs as are made available generally to executive officers of the Company, such participation to be on a basis which is commensurate with the Executive’s position with the Company.

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4.5             Health Care and Other Benefits. The Executive shall receive full family plan coverage under any health and dental insurance plans established for the company. In addition to the foregoing, the Executive shall also be entitled to participate in all other benefit programs that the Company establishes and makes available to its employees to the extent the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate, and shall be entitled to receive such perquisites as are made available generally to executive officers of the Company.

4.6             Vacation. The Executive shall be entitled to four weeks of vacation per each year during the Term which shall be taken at such times so as to not reasonably impede the Executive’s duties hereunder. Vacation days that are not taken may not be carried over into future years.

5.             Expenses. The Company shall reimburse the Executive for all reasonable, ordinary and necessary documented travel, entertainment and other out-of-pocket expenses that the Executive incurs on behalf of the Company in the course of his employment hereunder in accordance with the Company’s normal policies and provisions regarding such reimbursements. Notwithstanding the foregoing, Executive shall be required to get prior written approval from the Company’s Chief Executive Officer for reimbursement for expenses of $500 or more.

6.             Termination.

6.1             Termination Date. Either Party may terminate this Agreement at any time with or without cause upon ninety (90) days’ prior written notice to the other party. The date ninety (90) days after such notice, and the date ninety (90) days from the date the Company sends a Notice of Termination as described in Section 1 herein, shall be deemed the “Termination Date.” By signing below, Executive hereby acknowledges that employment hereunder is at will and may be terminated at any time for any reason.

6.2             Effect of Termination.

(a)           If the Executive’s employment is terminated voluntarily by the Executive, or if the Company terminates the Executive’s employment hereunder for any reason other than through giving a Notice of Termination as described in Section 1 herein, the Executive or his estate shall be paid any accrued Base Salary, Warrant Shares and other benefits, if any, hereunder through the Termination Date. The Executive shall also be paid any unreimbursed expenses incurred by the Executive pursuant to Section 5 hereof in accordance with the terms and provisions of that section incurred through the Termination Date.

(b)           If, the Company sends a Notice of Termination, as described in Section 1 hereof, the Executive shall be paid any accrued Base Salary, Warrant Shares and other benefits, if any, hereunder through the Termination Date and if the Executive continues to perform his duties pursuant to this Agreement after receipt of the Notice of Termination until the Termination Date, the Executive shall also receive the Base Salary, Warrant Shares, and other benefits hereunder, if any, for an additional ninety (90) days after the Termination Date. The Executive shall also be paid any unreimbursed expenses incurred by the Executive pursuant to Section 5 hereof in accordance with the terms and provisions of that section, incurred through the Termination Date and for an additional ninety (90) days after the Termination Date if the Executive continues to perform his duties pursuant to this Agreement until the Termination Date after receipt of the Notice of Termination.

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6.3             Payments Upon Termination. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 6, shall be made as promptly as possible following the Termination Date, but in no event more than 30 days after the Termination Date. If the amount of any payment due to the Executive cannot be finally determined within 30 days after the Termination date, such amount shall be reasonably estimated on a good faith basis by the Company and the estimated amount shall be paid no later than thirty (30) days after such Termination date. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to the Executive shall be made as promptly as practicable.

7.             Change of Control.

7.1             Change of Control. Upon a Change of Control (as hereinafter defined), the Executive shall receive all compensation due for the Term of this Agreement. This Agreement will be enforceable but the duties and responsibilities may change for the Executive subject to mutual agreement between the Executive and the new ownership or the Executive may voluntarily terminate his employment hereunder and receive the compensation described in Section 6.2(a). If the Executive does not voluntarily terminate his employment, then the Executive (or his estate) shall receive all compensation provided by this Agreement herein at such times as he would have received them if there was no Change of Control. Additionally, in the event of a Change of Control during the Term, the Warrant Shares, and any additional unvested equity compensation granted by the Company to the Executive hereunder, shall vest immediately upon the occurrence of a Change of Control. For purposes of this Agreement “Change of Control” means the occurrence of any of the following events: (a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the Company’s then outstanding voting securities or 50% or more of the fair market value of the Company; or (b) The Company has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Company. Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

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8.            Noncompetition/Nondisclosure.

8.1             Executive’s Acknowledgment. The Executive agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that the Executive undertake not to utilize his special knowledge of the Company’s business of engaging in the development, commercialization, and licensing of advanced thin film solar technologies and intellectual property (the “Business”) and his relationships with those in the Company’s industry, customers and suppliers to compete with the Company. Executive further acknowledges that: (i) the Company is and will be engaged in the Business; (ii) Executive has occupied a position of trust and confidence with the Company prior to the date of this Agreement and, during such period the Executive has, and during the term of this Agreement the Executive will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and the Business; (iii) the agreements and covenants contained in this Section 8 are essential to protect the Company and the goodwill of the Business; and (iv) the Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would suffer irreparable harm, for which money damages would not constitute adequate compensation, if Executive were to provide services to any person or entity in violation of the provisions of this Agreement or otherwise violate any of the terms of this Section 8.

8.2             Competitive Activities. The Executive hereby agrees that for a period (the “Restricted Period”) commencing on the Effective Date and ending ninety (90) days following the termination of Executive’s employment with the Company for whatever reason, Executive shall not, on behalf of himself or any other individual or group of individuals, firm, company, corporation, partnership, trust or other entity or enterprise or successor in interest to any of the foregoing, or any employee, partner, officer, director, partner, or stockholder of any of the foregoing (each individually, a Person and collectively, Persons,”) directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, engage in any business or activity directly competitive with the Business or any of the business activities of the Company as they are now, currently proposed to be, or are, at the time in question, undertaken by the Company, anywhere in North America (the “Territory,”) except as expressly approved by the Board in writing. With respect to the Territory, Executive specifically acknowledges that the Company has conducted the Business throughout those areas comprising the Territory and the Company intends to continue to expand the Business throughout the Territory.

8.3             Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular covenant contained in this Section 8, including, without limitation, the Restricted Period, to be too lengthy or the Territory to be too extensive, the other provisions of this Section 8 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or the Territory to permissible duration or size.

8.4             Confidential Information. During the term of this Agreement and for a period of three (3) years thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this Section 8.4, the term “Confidential Information” shall mean any information relating to the business or affairs of the Company or the Business, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is the public domain, becomes generally known in the industry through no wrongful act on the part of the Executive or as required to be disclosed by a court of competent jurisdiction. The Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

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9.            Inventions and Other Intellectual Property. The Executive hereby agrees that all right, title and interest in and to all of Executive’s “Creations” and work product made during the term of the Executive’s employment with the Company, whether pursuant to this Agreement or otherwise, shall belong solely to the Company, whether or not they are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws. For purposes of this Section 9, the term “Creations” shall mean all inventions, designs, discoveries, books, newsletters, manuscripts, articles, research, compilations, improvements, and other works which are or may be copyrighted, trade-marked or patented or otherwise constitute works of intellectual property which may be protected (including, without limitation, any information relating to the Company’s software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, works-in-progress, or business trade secrets whether now existing, or hereafter developed during the Term) made or conceived or reduced to practice by the Company. Executive agrees that all work or other material containing or reflecting any such Creations shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C. Section 101. If a court of competent jurisdiction determines that any such works are not works made for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Creations. Executive covenants that he shall keep the Company informed of the development of all Creations made, conceived or reduced to practice by the Company, in whole or in part, by Executive or any other alone or with others, which either result from any work Executive may do for, or at the request of, the Company, or are related to the Company’s present or contemplated activities, investigations, or obligations. Executive further agrees that (i) at the Company’s request and expense, he will execute any assignments or any other documents or instruments necessary to transfer all rights any such Creations to the Company and (ii) he will cooperate with the Company or its nominee in perfecting the Company’s title (or the title of the Company’s nominee) in any or all such materials.

10.         Interference with Relationships.

10.1             Suppliers. Customers, Service Providers. During the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity intentionally solicit or encourage any present or future customer, employee, consultant, service provider, stockholder, officer, director or supplier of or service provider to the Company to terminate or otherwise alter his, their or its relationship with the Company in a manner having an adverse effect on the Company or the Business.

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10.2             No Breach. Executive represents and warrants that he is not under any contractual obligation to any party, which obligation would prevent him from accepting full-time employment with the Company or from otherwise fulfilling any of his obligations under this Agreement. Executive hereby agrees to indemnify the Company and hold it and its officers and directors harmless from and against any and all claims against or any losses or liabilities, including reasonable attorney’s fees, incurred by, the Company or any of its officers or directors derived from any breach or failure of the representation and warranty contained in this Section 10.2.

11.          Return of Company Materials Upon Termination. Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, business plans, corporate records, working notes, work product, sales manuals, catalogs, binders and other records or documents containing any Confidential Information prepared by Executive or coming into Executive’s possession by virtue of Executive’s employment by the Company, other than personal information belonging to the Executive, is and shall remain the property of the Company and that immediately upon termination of Executive’s employment hereunder, Executive shall return all such items in his possession, together with all copies thereof, to the Company.

12.          Indemnification. The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations under the terms of this Agreement, subject to compliance with any applicable requirements and limitations improved by the Company’s Certificate of Incorporation and By-Laws as in effect on the date hereof and applicable law.

13.          Maintenance of Liability Insurance. So long as the Executive shall serve as an executive officer of the Company pursuant to this Agreement, the Company shall obtain and maintain in full force and effect a policy of director and officer liability insurance of at least $3M from an established and reputable insurer. In all policies of such insurance, the Executive shall be named as an insured in such manner as to provide the Executive the same rights and benefits as are accorded to the most favorably insured of the Company’s executive officers or directors.

14.          Assignment

14.1             Assignment by Company. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity to which the Company assigns this Agreement or which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or the Business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

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14.2             Assignment by Executive. The services to be provided by the Executive to the Company hereunder are personal to the Executive, and the Executive’s duties may not be assigned by the Executive; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, in the absence of such designee, to the Executive’s estate or trust.

14.3             Name Change. Upon any name change by Company, no assignment need occur as the same entity is bound by the terms of this Agreement.

15.         Dispute Resolution and Notice.

15.1             Dispute Resolution. Either the Executive or the Company may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration, by providing written notice of such election to the other party hereto, specifying the nature of the dispute to be arbitrated, provided that if the other party objects to the use of arbitration within thirty (30) days of the receipt of such notice, the dispute may only be settled by litigation unless otherwise agreed. If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location agreed to by the Company and the Executive within fifty (50) miles from the location of the Executive’s principal place of employment, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction. To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive shall be entitled to reimbursement by the Company of all expenses of such litigation or arbitration, including the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or legal proceeding.

15.2             Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

16.         No Mitigation. The Executive shall have no duty to seek other employment and the amounts, benefits and entitlements payable to the Executive hereunder or otherwise shall not be subject to reduction, offset or repayment for any compensation received by the Executive from services provided by the Executive following the termination of the Executive’s employment with the Company.

17.         Section 409A.

17.1             The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively Code Section 409A) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

17.2             A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

17.3             To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

17.4             For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

17.5             Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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18.         Adjustment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that as a result of any payment or distribution by the Company to or for Executive’s benefit whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), Executive would be subject to the excise tax imposed by Sections 409A, 280G or Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive is in the same after-tax position as if no Excise Tax had been imposed upon Executive with respect to the Payments, provided further that such Gross-Up Payment shall be made prior to April 15th of the calendar year following the year in which Executive receive any payment or distribution from the Company which gives rise to a Gross-Up Payment.

19.         Miscellaneous

19.1             Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

19.2             Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

19.3             Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

19.4             Tax Withholding. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

19.5             Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

19.6             Board Committee. Any action to be taken, or determination to be made, by the Board under this Agreement may be taken or made by the compensation committee or any other Committee authorized by the Board of Directors to act on its behalf

19.7             Governing Law. To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of New York, without regards to the principles of conflicts of laws thereof.

19.8             Inurement. This Agreement is binding on the parties and on their heirs, personal representatives, administrators, successors and assigns.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

NanoFlex Power Corporation		Executive:

By:	/s/ Dean L. Ledger	/s/ Mark Tobin
	Dean L. Ledger, Chief Executive Officer	Mark Tobin

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Exhibit A

Form of Warrant

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Exhibit B

Investor Questionnaire

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